EXHIBIT 99.1

AGREEMENT

THIS AGREEMENT, dated as of April 19, 2010 (this “Agreement”), is made by and between Constar International Inc., having its principal offices at One Crown Way, Philadelphia, Pennsylvania 19154 (the “Company”), and Mr. Scott D. Stanton (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to attract and retain key executive management personnel; and

WHEREAS, in connection therewith, the Company has determined to provide to the Executive certain severance payments as an inducement to him to join the Company;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1. “Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation (prior to any reduction under (i) a salary reduction agreement pursuant to section 401(k) or section 125 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) or (ii) any plan or arrangement deferring any base salary payments), and shall not include (without limitation) cost of living allowances, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.

1.2. “Cause” shall mean (i) willful conduct by the Executive constituting a material act of gross misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than customary and de minimis use of Company property for personal purposes; (ii) the conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud) either of which result in incarceration; (iii) willful acts of moral turpitude by the Executive that result in material financial loss to the Company or any of its subsidiaries; (iv) the Executive’s willful and material failure to follow the lawful reasonable instructions of the Company’s board (other than by reason of the Executive’s physical or mental illness, incapacity or disability), provided that the Company will first provide the Executive written notice specifying the alleged failure, and the Executive shall have 30 days from the receipt of such notice to comply, in the event of which cure the Executive’s employment may not be terminated for cause in respect of such alleged failure; (v) a material and willful breach by the Executive of this Agreement or of any other written agreement between the Executive (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand) (including, without limitation, any breach of any of the provisions contained in the Confidentiality Agreement (as defined below)), provided that the Company will first provide the Executive written notice specifying the nature of the breach, and the Executive shall have 30 days from the receipt of such notice to cure the breach, in the event of which cure the Executive’s employment may not be terminated for cause in respect of such cured breach; (vi) the Executive’s willful and material violation of any of the Company’s written employment policies, other than inadvertent disclosures of confidential information, provided that the Company will first provide the Executive written notice specifying the nature of the violation, and the Executive shall have 30 days from the receipt of such notice to cure the violation, in the event of which cure the Executive’s employment may not be terminated for cause in respect of such violation; (vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate (provided that if the Company believes that the Executive is not cooperating, the Company must first provide the Executive written notice specifying the cooperation that must be provided, and the Executive shall have 30 days from the receipt of such notice to comply, in the event of which compliance the Executive’s employment may not be terminated for cause in respect of the previously alleged failure to cooperate); or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation.

2. The Executive’s Covenants.

2.1. Time and Attention. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and to use the Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities and duties assigned to the Executive hereunder. During the Term it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, provided that written permission is first obtained from the Chief Executive Officer of the Company.

2.2. Execution of Confidentiality and Trade Secret Protection Agreement. The Company has entered into this Agreement in consideration of the Executive’s concurrent execution of that certain Confidentiality and Trade Secret Protection Agreement between the Executive and Constar, Inc. (the “Confidentiality Agreement”). The Executive hereby acknowledges the Confidentiality Agreement and agrees to be bound thereby. The Executive further acknowledges that the Company’s obligations under this Agreement are subject to and contingent upon the Executive’s compliance with the terms of the Confidentiality Agreement.

3. Severance Payments. If the Executive’s employment is terminated Without Cause, upon the Executive’s execution and delivery of a general release of claims in favor of and in form and substance satisfactory to the Company within 21 days of the Date of Termination, the Company shall pay the Executive the payments and benefits set forth in Sections 3.1 and 3.2 below. For purposes of this Agreement, “Without Cause” means a termination of the Executive’s employment by the Company other than for Cause or following expiration of any applicable period under the Company’s disability policy.

3.1. A lump sum payment in an amount equal to one half the Executive’s Annual Base Salary as of the Date of Termination, which shall be paid on or before the tenth day following the date that the general release of claims described above becomes irrevocable.

3.2. If the Executive elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse the Executive the applicable premium otherwise payable for COBRA continuation coverage for such coverage for the period beginning on the Date of Termination and ending on the last day of the calendar month in which occurs the six month anniversary of the Date of Termination (or, if earlier, until the date the Executive either becomes subsequently employed with another employer that offers health coverage or eligible for Medicare).

4. Termination Procedures.

4.1. Notice of Termination. Any termination of the Executive’s employment with the Company hereunder shall be communicated by a written Notice of Termination in accordance with Section 7.4 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company.

4.2. Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination.

5. Section 409A.

5.1. If the termination giving rise to the payments described in Section 3.1 and 3.2 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until the Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement, any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum on the first business day of the seventh month immediately following such Separation from Service. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

5.2. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5.3. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

6. Successors; Binding Agreement.

6.1. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

6.2. Binding Agreement. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except as provided in this Section 6.2. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary (or beneficiaries) designated by the Executive from time to time in accordance with the procedures for notice set out in Section 7.4; provided, however, that if there shall be no effective designation of beneficiary by the Executive, such amounts shall be paid to the executors, personal representatives or administrators of the Executive’s estate. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Miscellaneous.

7.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Philadelphia, Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. The Executive agrees to be served by the Company with judicial process via registered or certified mail.

7.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.3. Mutual Intent. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

7.4. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:	Scott D. Stanton Constar International Inc. One Crown Way Philadelphia, PA 19154

To the Company:	David Waksman Constar International Inc. One Crown Way Philadelphia, PA 19154

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

7.5. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

7.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.7. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

7.8. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

7.9. References. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

7.10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.11. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement for any reason and the expiration of the Term to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Constar International Inc.

/s/ Michael Hoffman
By: Michael Hoffman, President and Chief Executive Officer

/s/Scott D. Stanton
Scott D. Stanton